[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.2

EXECUTION COPY

NEURONETICS, INC.

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

This Amendment No.1 to Distribution Agreement (this “Amendment”) is made and entered into this 31 day of May 2019 (the “Amendment Effective Date”) by and between Neuronetics, Inc., a Delaware corporation having its principal offices at 3222 Phoenixville Pike, Malvern, Pennsylvania, 19355, USA (“Company”), and Teijin Pharma Limited, a Japanese company having its principal offices at 2-1, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100- 8585, Japan (“Distributor”). Each of Company and Distributor are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

BACKGROUND

The Parties entered into a Distribution Agreement dated October 12, 2017 (the “Agreement”). The Parties desire to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined in this Amendment are as defined in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Transfer Prices for NeuroStar Starter Package. Notwithstanding Section 3.5.1 of the Agreement to the contrary, for orders placed during the period beginning on the Amendment Effective Date and ending on the last day of the Fixed Transfer Price Period, the Initial Transfer Price shall be [ * ].

2.

Amendment to Section 3.5.2. Section 3.5.2 of the Agreement is hereby replaced in its entirety with the following in respect of orders for SenStar Treatment Links placed after the Amendment Effective Date and until an adjustment is made in accordance with Section 3.5.7 of the Agreement:

3.5.2 The transfer price of the SenStar Treatment Link will be [ * ] per one SenStar Treatment Link unit.

3.	Amendment to Section 3.5.3. Section 3.5.3 of the Agreement is hereby replaced in its entirety with the following in respect of orders for Products placed after the Amendment Effective Date:

3.5.3.   Until Reimbursement Approval that includes NSTS is obtained in the Territory, the transfer price for orders of NSTS will be [ * ] per NSTS.

4.	Amendment to Schedule J. Paragraph 2 in Schedule J to the Agreement shall be amended in its entirety to read as follows:
1.

If the Reimbursement Rate determined by the MHLW is lower than the lowest Reimbursement Rate set forth in the above table then the transfer price will be [ * ]. If the Reimbursement Rate determined by the MHLW is higher than the highest Reimbursement Rate set forth in the above table, then the transfer price will be [ * ].

5.	Amendment to Section 3.4. Section 3.4 of the Agreement shall be amended in its entirety to read as follows:

3.4	Minimum Purchase Requirement.

3.4.1.After the 1st Qualifying Approval is obtained and for the remainder of the Term, Distributor shall be required to purchase a minimum annual Dollar value of the Products from Company (“Minimum Purchase Requirement”) or pay Company the True-Up Payment (as set forth in Section 3.4.5) unless this Agreement is terminated as set forth in Section 12, in which case Distributor’s Minimum Purchase Requirement and True-Up Payment obligations shall be as set forth in Section 12, as applicable.

3.4.2.The Minimum Purchase Requirement for the period from the date on which the 1st Qualifying Approval is obtained through the remainder of the same Fiscal Year of Distributor in which the 1st Qualifying Approval is obtained and the following two full Fiscal Years of Distributor (the “Initial Period”) is set forth in Schedule B (the “Initial Period MPR”). No later than [ * ] prior to the end of each Fiscal Year (starting with the last Fiscal Year of the Initial Period), the Steering Committee shall meet and discuss in good faith the Minimum Purchase Requirement for the next Fiscal Year of Distributor during the Term (each, “New MPR”). As part of such discussion, Distributor shall provide to Company its good faith sales forecast of Products for such Fiscal Year, and the Parties shall discuss such factors relevant to setting the New MPR as each Party may raise including (a) the average increase or decrease in the number of patients treated in the Territory for Major Depressive Disorder and the number of hospitals, clinics and other facilities in the Territory treating such patients and (b) the impact of products or services that compete with the Products in the Territory. If the Steering Committee and senior executives of the Parties cannot agree, following the escalation process set forth in Section 2.5.5, within [ * ] period on the New MPR solely because the Parties disagree with respect to the minimum Dollar value of Distributor’s purchases of SenStar Treatment Links and/or NSTS during such next Fiscal Year, then [ * ]. In all other cases, if the Steering Committee and senior executives of the Parties, following the escalation process set forth in Section 2.5.5, cannot agree within [ * ] period on the New MPR, then either Party shall have the right to terminate this Agreement in accordance with Section 12.11. If neither Party timely terminates the Agreement in accordance with Section 12.11, then the New MPR shall [ * ].

3.4.3.All purchases of Products by Distributor after the Product Approval shall count toward satisfying the Minimum Purchase Requirement for the Initial Period.

3.4.1.

3.4.4.(a)If Distributor commences sales of [ * ] Devices in the Territory, Company has not sold or promoted [ * ] Devices in the Territory prior thereto and Distributor’s Dollar value of purchases of Products during any Subsequent Year are less [ * ] Minimum, then the Minimum Purchase Requirement for that Subsequent Year shall [ * ]; and

(b)The Minimum Purchase Requirement for any Fiscal Year shall not be more than [ * ].

3.4.5.Distributor shall satisfy its Minimum Purchase Requirement obligations for [ * ] by either: (a) purchasing the Dollar value of Products from Company equal to the Minimum Purchase Requirement; or (b) paying Company an amount equal to [ * ] (each, a “True-Up Payment”).  Distributor shall pay Company each True-Up Payment within [ * ] and receipt of an invoice from Company. If Distributor satisfies its Minimum Purchase Requirement obligations for any period under clause (b), then Distributor shall also have the option to terminate this Agreement on [ * ] prior written notice to Company and [ * ].

6.	Amendment to Section 2.5.4(a). Section 2.5.4(a) of the Agreement shall be revised to read in its entirety as follows: “(a) approve the New MPR in accordance with and subject to Section 3.4.2;”

7.	Amendment to Section 5.1.10. Section 5.1.10 of the Agreement shall be revised by deleting the phrase “(i.e. Initial Sales Forecast or then-current New Sales Forecast)”

8.	Amendment to Section 6.3. Section 6.3 of the Agreement shall be revised in its entirety to read as follows:

6.3.Company Inability to Supply Products.  If Company receives a written notice alleging Company’s material breach of or default under any loan or debt financing agreement (the “Default Notice”) and Distributor reasonably determines that such breach or default will result in Company not being able to supply Distributor with sufficient quantity and mix of Products so that Distributor could meet the applicable annual Initial Period MPR or New MPR or, if for any reason, Company is unable to supply Distributor with Distributor’s requirements of Products that would allow Distributor to meet at least [ * ] , then, in addition to any other remedies available to Distributor at law or in equity or otherwise pursuant to this Agreement, (a) Distributor may order directly from Company’s contract manufacturers quantities of Products sufficient to satisfy Distributor’s forecasts that Distributor continues to provide to Company in accordance with Section 3.2 as well as all Products which Company was unable to manufacture and sell to Distributor and (b) all Products that Distributor orders from Company’s contract manufacturers and all Products that Company was unable to supply and are not supplied by Company’s contract manufacturers shall count toward satisfying Distributor’s Minimum Purchase Requirement at the prices set forth in this Agreement. As soon as Company is able to demonstrate, to Distributor’s reasonable satisfaction, that Company may resume supply in a manner that complies with this Agreement, Distributor will no longer have the right to place orders for the Products with Company’s contract manufacturers. Further, until the earlier of a Change of Control of Company or Company’s securities being publicly listed on a securities exchange, Company shall provide quarterly financial statements to Distributor and immediately notify Distributor of Company’s receipt of a notice alleging Company’s material breach of or default under any loan or debt financing agreement.

9.	Amendment to Section 12.1. Section 12.1 of the Agreement shall be amended to read as follows:

12.1.Term.  The term of this Agreement shall commence on the Effective Date and extend up to and until the end of the seventh (7th) Fiscal Year after Company receives the Product Approval, subject to earlier termination as provided below in this Section 12 (the “Initial Term”). The term of this Agreement shall be automatically extended for additional periods of two (2) Fiscal Years each such that the remaining term of the Agreement is four (4) years (the Initial Term, as so extended from time to time, the “Term”) unless either Party provides the other Party with written notice of non-extension not later than two (2) years prior to the end of the Term; provided, however, that if during the Initial Term Distributor purchases Products from Company totaling at least one hundred percent (100%) of the Initial Period MPR plus one hundred percent (100%) of each New MPR for each subsequent Fiscal Year of the Initial Term, or during the first two (2) Fiscal Years of each extension of the Term, Distributor purchases Products from the Company totaling one hundred percent (100%) of the New MPR for such two

(2) Fiscal Years, then (a) any previous notice of non-extension provided by Company shall be null and void and (b) the Term will be automatically extended for an additional two (2) Fiscal Years.

10.	Amendments to Sections 12.9 – 12.11. Sections 12.9 through 12.11 of the Agreement shall be amended to read in their entirety as follows:

12.9.Termination for Failure to Achieve [ * ] of Initial Period MPR.  For a period of thirty

(30) days after the end of the Initial Period, Company may terminate this Agreement by providing one (1) year prior written notice to Distributor if, during the Initial Period, Distributor fails to purchase Products from Company totaling at least [ * ] of the Dollar value of the Initial Period MPR.  If Company exercises its right to terminate this Agreement pursuant to this Section 12.9, then Distributor shall be required to pay Company the True-Up Payment for the Initial Period, however, Distributor shall, following such notice, have no Minimum Purchase Requirement or True-Up Payment obligations for the one (1) year termination period.

12.10.Termination for Failure to Achieve [ * ] of Fiscal Year Minimum Purchase Obligation. For a period of thirty (30) days following the completion of each Fiscal Year after the Initial Period, Company may terminate this Agreement by providing one (1) year prior written notice to Distributor if, during such Fiscal Year, Distributor fails to purchase Products from Company

12.9.

totaling at least [ * ] of the Dollar value of the Minimum Purchase Obligation for such Fiscal Year. If Company exercises its right to terminate this Agreement pursuant to this Section 12.10, then Distributor shall be required to pay Company the True-Up Payment for the just completed Fiscal Year; however, Distributor shall, following such notice, have no Minimum Purchase Requirement or True-Up Payment obligations for the one (1) year termination period.

12.11.Termination Right for Failure to Agree on New MPR. For a period of thirty (30) days following the failure of the Steering Committee and senior executives of the Parties, following the escalation process set forth in Section 2.5.5, to agree on the New MPR pursuant to Section

3.4.2 for any reason other than a failure to agree on the value of Distributor’s minimum purchases of SenStar Treatment Links and/or NSTS, then either Party may terminate this Agreement by providing one (1) year prior written notice to the other Party. If either Party exercises its right to terminate this Agreement pursuant to this Section 12.11, Distributor shall have no Minimum Purchase Requirement or True-Up Payment obligations for the one (1) year termination period.

11.

Amendment to Section 5.10. Section 5.10 of the Agreement shall be revised by adding a new clause at the end of Section 5.10 that reads as follows: “; and provided further that if either Distributor or Company terminates this Agreement pursuant to Section 12.11, then the obligations set forth in this Section 5.10 shall expire at the end of the Term, and during the period from the date either Party sends written notice of termination to the other Party until the end of the Term (a) Company may identify and enter into discussions and contracts with one or more third parties concerning distribution of the Products in the Territory after the end of the Term and (b) Distributor may identify and enter into discussions and contracts with one or more third parties concerning the manufacture, promotion, marketing, distribution and/or sale of Competitive Products in the Territory after the end of the Term.”

12.	Schedule B. Schedule B is hereby deleted and replaced in its entirety with Schedule B attached to this Amendment.

13.	Amendment to Section 1.1.2. Section 1.1.2 of the Agreement is hereby replaced in its entirety with the following language:

1.1.2.“1st Qualifying Approval” means (a) if the 1st Reimbursement Approval requires a physician to obtain a training certification in respect of use of the System from a person, other than Distributor, its Affiliates or persons acting on behalf of Distributor or its Affiliates, in order to be permitted to use the System to treat patients on a reimbursed basis, then the first time that any physician in the Territory is granted such certification or (b) if no such training certification is required by the 1st Reimbursement Approval, then the 1st Reimbursement Approval.

14.	Amendment to Section 1.1.50. Section 1.1.50 of the Agreement shall be revised by replacing the words “Initial Sales Forecast” with the words “Initial Period MPR”.

15.	Amendment to Section 1.1.70. Section 1.1.70 of the Agreement shall be revised by replacing the words “New Sales Forecast” with the words “New MPR”.
11.

16.

Funding of Post Marketing Survey and Post Product Approval Clinical Studies. The title to Section 5.2 shall be renamed “Post Marketing Survey and Post Product Approval Clinical Studies”. In addition, Section 5.2.2 of the Agreement shall be deleted in its entirety and replaced with the following language:

5.2.2(a)Notwithstanding anything to the contrary in the Agreement (including Section 4.1.1), Company will undertake the post marketing survey the protocol for which has been previously submitted to the MHLW (as such protocol may be amended as required by MHLW) (the “Use Survey”), at Company’s expense, and the Distributor shall reimburse Company for [ * ] of the out-of-pocket expenses (without markup by Company) incurred by Company in connection with the Use Survey and the preparation and finalization of the final reports (Shiyoseisekihyokashinseisho) of the Use Survey such as the fees and expenses charged to Company by the clinical research organization and fees and expenses payable to the institutions and investigators in the Territory conducting the Use Survey (the “Use Survey Expenses”); provided that Distributor has reviewed in advance and approved (such approval not to be unreasonably withheld, delayed or conditioned) in writing estimates submitted to Company by third parties who will undertake the Use Survey and prepare such reports and Distributor’s total reimbursement obligation for Use Survey Expenses is capped at [ * ].  After each fiscal quarter during the Term, Company will invoice Distributor for its [ * ] portion of the Use Survey Expenses incurred by Company during the prior fiscal quarter, which invoice will include copies of the invoices received from the CRO and other vendors undertaking the Use Survey and such other supporting documentation reasonably requested by Distributor. Distributor shall pay Company the amount set forth in such invoice by the end of the month following the month in which Distributor receives such invoice and the supporting documentation; provided that in all events Distributor’s total reimbursement obligation for Use Survey Expenses is capped at [ * ].  Company and Distributor shall cooperate with each other and provide reasonable assistance in seeking to obtain approval from MHLW for a more limited protocol for the Use Survey than that currently being required by MHLW including attendance at all material meetings and correspondence with MHLW on such protocol.

(b)If Distributor desires to conduct any clinical study in the Territory after the Product Approval, Distributor shall obtain the prior written approval of Company for the study protocol for such clinical study. Distributor shall bear and pay the full costs of any such clinical study and Distributor shall solely own all data that may be generated as a result of or in connection with such clinical study and all intellectual property rights that may be developed in connection with or as a result of such clinical study.

(c)Other than as set forth in Section 5.2.2(a) and Section 5.2.2(b), Distributor shall have no obligation with respect to any marketing survey or clinical study, including no obligation to bear the expenses of or pay for any marketing surveys or clinical studies .

17.	Use Survey Cooperation. Section 5.2.3 of the Agreement shall be deleted in its entirety and replaced with the following language:

5.2.3Distributor shall reasonably cooperate with Company concerning the Use Survey described in Section 5.2.2.

5.2.2

18.

Additional Discussions. For a period not to exceed one (1) month after the date of this Amendment the Parties will discuss in good faith whether to further revise the Agreement to (i) change the one year termination periods set forth in Sections 12.7-12.11 of the Agreement and (ii) address development of the [ * ].

19.

No Other Changes.  Except as set forth in this Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed. For the avoidance of doubt, none of the terms set forth herein shall affect in any way or act to waive any of Teijin’s rights set forth in Section 12.2.1 of the Agreement and Teijin hereby reserves all rights as set forth in the Agreement. The Agreement, as modified by this Amendment, constitutes the entire agreement between Company and Teijin with respect to the subject matter of the Agreement and supersedes all other discussions, negotiations and understandings with respect to such subject matter. Any reference to the Agreement from and after the date of this Amendment shall be deemed and construed as meaning the Agreement as modified by this Amendment.

20.

Execution in Counterparts. This Amendment may be executed in two (2) counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument. Delivery of a signed counterpart of this Amendment by electronic means such as facsimile or email transmission will have the same legal effect as delivery in hand of an original ink-signed copy.

IN WITNESS HEREOF, the undersigned agree to the terms and conditions of this Amendment as of the first date written above.

NEURONETICS, INC.

By:

TEIJIN PHARMA LIMITED

By:

Name: Christopher Thatcher Title: President & CEO

Name: Yasuhiko Kuriyama

Title: General Manager, Home Healthcare Business Unit

SCHEDULE B

Distributor Initial Period MPR

1.From [ * ], assuming such period is a full calendar year the annual Initial Period MPR shall be $[ * ]. If the period from [ * ] is less than a full calendar year, then such Initial Period MPR shall be prorated for such period.

2.The annual Initial Period MPR for the first full Fiscal Year after the end of the Fiscal Year [ * ] shall be $[ * ].

3.The annual Initial Period MPR for the second full Fiscal Year after the end of the Fiscal Year [ * ] shall be $ [ * ]